SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 1)*

AtriCure, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

04963C209

(CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐

Rule 13d-1(b)

☐

Rule 13d-1(c)

☒

Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 19 Pages

Exhibit Index Contained on Page 18

CUSIP NO. 04963C209	13 G	Page 2 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON U.S. Venture Partners VIII, L.P. (“USVP VIII”) Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER
2,202,444 shares; except that Presidio Management Group VIII, L.L.C. (“PMG VIII”), the general partner of USVP VIII, may be deemed to have sole power to vote these shares, and Timothy Connors (“Connors”), Irwin Federman (“Federman”), Winston Fu  (“Fu”), Steven M. Krausz  (“Krausz”), David Liddle (“Liddle”), Jonathan D. Root (“Root”), Christopher Rust (“Rust”) and Philip M. Young (“Young”) the managing members of PMG VIII, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
2,202,444 shares; except that PMG VIII, the general partner of USVP VIII, may be deemed to have the sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,202,444
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.1%
12	TYPE OF REPORTING PERSON* PN

CUSIP NO. 04963C209	13 G	Page 3 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON USVP VIII Affiliates Fund, L.P. (“USVP VIII AF”) Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER
17,031 shares; except that PMG VIII, the general partner of USVP VIII AF, may be deemed to have sole power to vote these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
17,031 shares; except that PMG VIII, the general partner of USVP VIII AF, may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,031
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON* PN

CUSIP NO. 04963C209	13 G	Page 4 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON USVP Entrepreneur Partners VIII-A, L.P. (“USVP EP VIII-A”) Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER
21,653 shares; except that PMG VIII, the general partner of USVP EP VIII-A,  may be deemed to have sole power to vote these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
21,653 shares; except that PMG VIII, the general partner of USVP EP VIII-A,  may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,653
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON* PN

CUSIP NO. 04963C209	13 G	Page 5 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON USVP Entrepreneur Partners VIII-B, L.P. (“USVP EP VIII-B”) Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER
11,617 shares; except that PMG VIII, the general partner of USVP EP VIII-B, may be deemed to have sole power to vote these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
11,617 shares; except that PMG VIII, the general partner of USVP EP VIII-B, may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,617
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON* PN

CUSIP NO. 04963C209	13 G	Page 6 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Presidio Management Group VIII, L.L.C. Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER
2,252,745 shares, of which 2,202,444 are directly owned by USVP VIII, 17,031 are directly owned by USVP VIII AF, 21,653 are directly owned by USVP EP VIII-A and 11,617 are directly owned by USVP EP VIII-B.  PMG VIII, the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B, may be deemed to have sole power to vote these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
2,252,745 shares, of which 2,202,444 are directly owned by USVP VIII, 17,031 are directly owned by USVP VIII AF, 21,653 are directly owned by USVP EP VIII-A and 11,617 are directly owned by USVP EP VIII-B.  PMG VIII, the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B, may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,252,745
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.5%
12	TYPE OF REPORTING PERSON* OO

CUSIP NO. 04963C209	13 G	Page 7 of 19

1	NAME OF REPORTING PERSON Timothy Connors
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 Shares
6

SHARED VOTING POWER
2,252,745 shares, of which 2,202,444 are directly owned by USVP VIII, 17,031 are directly owned by USVP VIII AF, 21,653 are directly owned by USVP EP VIII-A and 11,617 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Connors, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 Shares
8

SHARED DISPOSITIVE POWER
2,252,745 shares, of which 2,202,444 are directly owned by USVP VIII, 17,031 are directly owned by USVP VIII AF, 21,653 are directly owned by USVP EP VIII-A and 11,617 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Connors, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,252,745
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.5%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 04963C209	13 G	Page 8 of 19

1	NAME OF REPORTING PERSON Irwin Federman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 Shares
6

SHARED VOTING POWER
2,252,745 shares, of which 2,202,444 are directly owned by USVP VIII, 17,031 are directly owned by USVP VIII AF, 21,653 are directly owned by USVP EP VIII-A and 11,617 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Federman, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 Shares
8

SHARED DISPOSITIVE POWER
2,252,745 shares, of which 2,202,444 are directly owned by USVP VIII, 17,031 are directly owned by USVP VIII AF, 21,653 are directly owned by USVP EP VIII-A and 11,617 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Federman, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,252,745
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.5%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 04963C209	13 G	Page 9 of 19

1	NAME OF REPORTING PERSON Winston Fu
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 Shares
6

SHARED VOTING POWER
2,252,745 shares, of which 2,202,444 are directly owned by USVP VIII, 17,031 are directly owned by USVP VIII AF, 21,653 are directly owned by USVP EP VIII-A and 11,617 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Fu, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 Shares
8

SHARED DISPOSITIVE POWER
2,252,745 shares, of which 2,202,444 are directly owned by USVP VIII, 17,031 are directly owned by USVP VIII AF, 21,653 are directly owned by USVP EP VIII-A and 11,617 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Fu, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,252,745
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.5%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 04963C209	13 G	Page 10 of 19

1	NAME OF REPORTING PERSON Steven M. Krausz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 Shares
6

SHARED VOTING POWER
2,252,745 shares, of which 2,202,444 are directly owned by USVP VIII, 17,031 are directly owned by USVP VIII AF, 21,653 are directly owned by USVP EP VIII-A and 11,617 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Krausz, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 Shares
8

SHARED DISPOSITIVE POWER
2,252,745 shares, of which 2,202,444 are directly owned by USVP VIII, 17,031 are directly owned by USVP VIII AF, 21,653 are directly owned by USVP EP VIII-A and 11,617 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Krausz, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,252,745
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.5%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 04963C209	13 G	Page 11 of 19

1	NAME OF REPORTING PERSON David Liddle
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 Shares
6

SHARED VOTING POWER
2,252,745 shares, of which 2,202,444 are directly owned by USVP VIII, 17,031 are directly owned by USVP VIII AF, 21,653 are directly owned by USVP EP VIII-A and 11,617 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Liddle, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 Shares
8

SHARED DISPOSITIVE POWER
2,252,745 shares, of which 2,202,444 are directly owned by USVP VIII, 17,031 are directly owned by USVP VIII AF, 21,653 are directly owned by USVP EP VIII-A and 11,617 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Liddle, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,252,745
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.5%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 04963C209	13 G	Page 12 of 19

1	NAME OF REPORTING PERSON Jonathan D. Root
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 Shares
6

SHARED VOTING POWER
2,252,745 shares, of which 2,202,444 are directly owned by USVP VIII, 17,031 are directly owned by USVP VIII AF, 21,653 are directly owned by USVP EP VIII-A and 11,617 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Root, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 Shares
8

SHARED DISPOSITIVE POWER
2,252,745 shares, of which 2,202,444 are directly owned by USVP VIII, 17,031 are directly owned by USVP VIII AF, 21,653 are directly owned by USVP EP VIII-A and 11,617 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Root, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,252,745
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.5%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 04963C209	13 G	Page 13 of 19

1	NAME OF REPORTING PERSON Christopher Rust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 Shares
6

SHARED VOTING POWER
2,252,745 shares, of which 2,202,444 are directly owned by USVP VIII, 17,031 are directly owned by USVP VIII AF, 21,653 are directly owned by USVP EP VIII-A and 11,617 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Rust, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 Shares
8

SHARED DISPOSITIVE POWER
2,252,745 shares, of which 2,202,444 are directly owned by USVP VIII, 17,031 are directly owned by USVP VIII AF, 21,653 are directly owned by USVP EP VIII-A and 11,617 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Rust, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,252,745
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.5%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 04963C209	13 G	Page 14 of 19

1	NAME OF REPORTING PERSON Philip M. Young
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 Shares
6

SHARED VOTING POWER
2,252,745 shares, of which 2,202,444 are directly owned by USVP VIII, 17,031 are directly owned by USVP VIII AF, 21,653 are directly owned by USVP EP VIII-A and 11,617 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Young, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 Shares
8

SHARED DISPOSITIVE POWER
2,252,745 shares, of which 2,202,444 are directly owned by USVP VIII, 17,031 are directly owned by USVP VIII AF, 21,653 are directly owned by USVP EP VIII-A and 11,617 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Young, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,252,745
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.5%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 04963C209	13 G	Page 15 of 19

This Amendment No. 1 amends the Statement on Schedule 13G previously filed by Presidio Management Group

VIII, L.L.C., a Delaware limited liability company, U.S. Venture Partners VIII, L.P., a Delaware limited partnership, USVP VIII Affiliates Fund, L.P., a Delaware limited partnership, USVP Entrepreneur Partners

VIII-A, L.P., a Delaware limited partnership, U.S. Entrepreneur Partners VIII-B, a Delaware limited partnership,

Timothy Connors, Irwin Federman, Winston Fu, Steven M. Krausz, David Liddle, Jonathan D. Root, Christopher

Rust and Philip M. Young.  The foregoing entities and individuals are collectively referred to as the “Reporting

Persons”.  Only those items as to which there has been a Change are included in this Amendment No. 1.

ITEM 4.

OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.   The following information with respect to the ownership of Common Stock of the issuer by the persons filing this statement is provided as of December 31, 2006.

(a)

Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)

Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)

Number of shares as to which such person has:

(i)

Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)

Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)

Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)

Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

CUSIP NO. 04963C209	13 G	Page 16 of 19

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 22, 2007

U.S. VENTURE PARTNERS VIII, L.P.

/s/ Michael Maher

By Presidio Management Group VIII, L.L.C.

Signature

Its General Partner

Michael Maher

Chief Financial Officer/Attorney-In-Fact*

USVP VIII Affiliates Fund, L.P.

/s/ Michael Maher

By Presidio Management Group VIII, L.L.C.

Signature

Its General Partner

Michael Maher

Chief Financial Officer/Attorney-In-Fact*

USVP Entrepreneur Partners VIII-A, L.P.,

/s/ Michael Maher

By Presidio Management Group VIII, L.L.C.

Signature

Its General Partner

Michael Maher

Chief Financial Officer/Attorney-In-Fact*

USVP Entrepreneur Partners VIII-B- L.P.,

/s/ Michael Maher

By Presidio Management Group VIII, L.L.C.

Signature

Its General Partner

Michael Maher

Chief Financial Officer/Attorney-In-Fact*

PRESIDIO MANAGEMENT GROUP VIII, L.L.C.

/s/ Michael Maher

A Delaware Limited Liability Company

Signature

Michael Maher

Chief Financial Officer/Attorney-In-Fact*

Timothy Connors

/s/ Michael Maher

Michael Maher

Attorney-In-Fact*

CUSIP NO. 04963C209	13 G	Page 17 of 19

Irwin Federman

/s/ Michael Maher

Michael Maher

Attorney-In-Fact*

Winston Fu

/s/ Michael Maher

Michael Maher

Attorney-In-Fact*

Steven M. Krausz

/s/ Michael Maher

Michael Maher

Attorney-In-Fact*

David Liddle

/s/ Michael Maher

Michael Maher

Attorney-In-Fact*

Jonathan D. Root

/s/ Michael Maher

Michael Maher

Attorney-In-Fact*

Christopher Rust

/s/ Michael Maher

Michael Maher

Attorney-In-Fact*

Philip M. Young

/s/ Michael Maher

Michael Maher

Attorney-In-Fact*

*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

CUSIP NO. 04963C209	13 G	Page 18 of 19

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page
Exhibit A: Agreement of Joint Filing	19

CUSIP NO. 04963C209	13 G	Page 19 of 19

EXHIBIT A

Agreement of Joint Filing

The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of AtriCure, Inc. shall be filed on behalf of each of the Reporting Persons.  Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.